EXHIBIT 3.1.11

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STRATUS SERVICES GROUP, INC.

TO: Secretary of State
State of Delaware

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Stratus Services Group, Inc., a corporation organized under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), executes this Certificate of Amendment to its Amended and Restated Certificate of Incorporation.

1.	NAME OF CORPORATION: The name of the Corporation is Stratus Services Group, Inc.

2.
BOARD APPROVAL: The Board of Directors of said Corporation has consented to, authorized by unanimous written consent and passed resolutions declaring that the amendment to the Amended and Restated Certificate of Incorporation contained herein is advisable and decided to present such amendment to the stockholders of the Corporation at a special meeting of stockholders.

3.
NOTICE TO STOCKHOLDERS OF RECORD: Upon notice given to each stockholder of record entitled to vote on such amendment to the Amended and Restated Certificate of Incorporation in accordance with the requirements of the Act, a special meeting of the stockholders of the Corporation was held on November 28, 2006, at which meeting holders representing quorum power were present in person or represented by proxy, and the number of votes cast for the amendment by the stockholders of the Corporation and each class of stockholders entitled to vote separately on the amendment was sufficient for approval by the stockholders and each such class.

4.
DATE OF ADOPTION AND TEXT OF AMENDMENT: The following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) was adopted by the Company’s stockholders at a meeting of stockholders duly held on November 28, 2006.

Section 4.1 of Article IV of the Restated Certificate of Incorporation is amended to provide in its entirety as follows:

“Section 4.1. TOTAL NUMBER OF SHARES OF STOCK: The total number of shares of all classes of stock which the Corporation has the authority to issue is Five Hundred Five Million (505,000,000) shares consisting of Five Hundred Million (500,000,000) shares of Common Stock, $.04 par value per share (the “Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, $.01 par value per share.”

5.	APPROVAL OF AMENDMENTS: The foregoing amendments were duly adopted in accordance with Section 242(b) of the Delaware General Corporation Law on November 28, 2006.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by an authorized officer of the Corporation as of the 13th day of February, 2007.

ATTEST	STRATUS SERVICES GROUP, INC.
/s/ Diane Amatucci	/s/ Michael A. Maltzman

Name: Diane Amatucci Title: Assistant Secretuary	Name: Michael A. Maltman Title: Senior Vice President and Treasurer